EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003, No. 333-141237, No. 333-149763, No. 333-158002, No. 333-165512, No. 333-173093, No. 333-180238 and No. 333-183241) on Form S-8  of our report dated March 14, 2014 relating to the consolidated financial statements and financial statement schedule of PCM, Inc. and subsidiaries as of and for the year ended December 31, 2013, and the effectiveness of PCM, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, appearing in this Annual Report on Form 10-K of PCM, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 14, 2014